Exhibit 10.17

Translation From German

Contract for an Atypical Silent Partnership

between

Proteo Biotech AG
represented by the managing director Birge Bargmann
- hereinafter also referred to as the “Owner” -

and

Prof. Dr. Oliver Wiedow
- hereinafter also referred to as “Silent or Atypical Silent Partner” -

Recitals

The Owner operates a commercial business in Kiel. The purpose of the entrepreneur is the development, manufacturing and marketing of pharmaceuticals. Prof. Wiedow intends to participate as an atypical silent partner (in the meaning of §§ 230 et. seq. of the German Commercial Code) in the business of the Owner in order to strengthen the equity. To that end the parties agree as follows:

§ 1Contributions of the Silent Partner

(1)The silent partner shall pay the following cash contributions:
€ 50 000.00

(2)The contributions are due for payment latest on October 1, 2006.

§ 2Legal Nature of the Silent Partnership

Upon signing of this agreement, a uniform atypical silent partnership with one atypical silent partner comes into existence. The legal relationship between the partners is comprehensively governed by the provisions of this agreement.

§ 3 Term of the Partnership, Fiscal Year

(1)	The partnership shall become effective on 01 October 2006, its term shall be for an indefinite period of time.

(2)	The fiscal year equals the fiscal year of the Owner.

§ 4Management

(1)	The management of the atypical silent partnership shall be solely incumbent upon the Owner.

(2)	The following acts by the Owner, however, require the consent of the Silent Partner:

a)	The entering into, the amendment of and the termination of profit and loss transfer agreements and of further silent partnership agreements

b)	Complete of partial discontinuance of the trade business of the Owner.

(3)	If the Owner intends to execute any of the activities referred to in para. (2), it shall immediately inform the silent partners thereof and request from them to give their consent.

(4)
The silent partners are obliged to promptly take a position. The silent partners are entitled to examine all records that are underlying the businesses requiring consent. If within 4 weeks from the delivery of a respective request there is no statement by the Silent partners, this shall be deemed to constitute consent; the request for making a statement shall explicitly refer to this legal consequence.

§ 5Position of the Silent Partner

(1)	The Silent Partner participates in the results, the assets and in the hidden reserves of the partnership. The participation quota is measured pursuant to § 10 of this agreement.

(2)
Disregarding the fact that legally no joint total assets of the partnership exist, the assets of the Partnership shall be treated inter partes as joint assets. In particular, the participation of the Silent Partner extends to the value growth in assets and in the hidden and open reserves of the Partnership.

§ 6Information and Control Rights

(1)
The Silent Partner shall be entitled to the statutory information and control rights pursuant to Section 233 German Commercial Code(§ 233 HGB) and to the rights pursuant to Section 716 German Civil Code (§ 716 BGB). This shall also apply following termination (Beendigung) of the Partnership to extent required for verification of the credit balance of the Silent Partner   (Auseinandersetzungsguthaben).

(2)	The Silent Partner shall be entitled to exercise his information and control rights through a attorney-at-law, a tax advisor or a chartered accountant.

(3)	The Silent Partner shall keep all matters of the partnership that became known to him confidential.

§ 7Annual Accounts

(1)
Pursuant to commercial legal provisions and tax legal provisions, the Owner is obliged to keep books and records and to set up annual accounts. The partnership has to comply with such obligations also in the interest of the silent partners.

(2)	The annual accounts (balance sheet, profit and loss statement) shall be set up by the Owner within the statutory time periods following the end of the business year.

(3)
The annual accounts shall comply with the commercial law principles of proper book keeping and accounting(Grundsätze ordnungsgemäßer Buchführung und Bilanzierung). Furthermore, the provisions of the assessment of taxable income shall be decisive.

(4)
A copy of the annual accounts shall be sent to the Silent Partner. Any objections against the annual accounts shall be made by the Silent Partner in writing and within one month from the receipt of the annual accounts at latest. After expiration of this period, the annual accounts shall be deemed approved.

§ 8 Partners’ Accounts

(1)	The Silent Partner’s contribution shall be booked on a deposit account (Einlagenkonto).

(2)	Share of losses shall be booked on a loss account(Verlustkonto). As long as this account shows shares of losses, the shares in profit shall only be credited to such loss account.

(3)
All other book entries relating to the Silent Partner, in particular profit credits – unless they have to be credited to the loss account – and payments(Auszahlungen) shall be made via a private account (Privatkonto).

§ 9Relevant Profits

(1)
Basis for the profit participation of the Silent Partner is the profit as shown in the annual tax accounts before allowing for the Silent Partner’s share in profits and losses and before deduction of the Owner’s corporate income tax(Körperschaftssteuer).

(2)
If the annual accounts of the Owner (e.g. by way of a tax audit) are incontestably adjusted, such adjustment shall have to be taken into account with regard to the profit participation of the Silent Partner; equalisation payments shall be made within 4 weeks after incontestable adjustment of the annual accounts.

§ 10 Profit Participation

(1)
The Silent Partner participates in the profits as determined pursuant to § 9 in the amount of a share of 15%. The profit share allocated to the Silent Partner shall in no fiscal year exceed an amount equalling 30% of the paid in contribution.

(2)
The Silent Partner shall only participate in a respectively determined loss in the amount of a share of 15%. Shares in loss shall only be allocated to the Silent Partner, as long as their aggregate amount does not exceed the paid in contribution.

(3)	The Silent Partner shall in no case be obliged to make any additional contributions.

§ 11Withdrawals

(1)The Silent Partner is entitled to withdraw his share of profit credited to his private account.

(2)Payments on the share of profit shall be made within 4 weeks after approval of the balance sheet. The Owner may refuse the payment of the share in profit in whole or in part, to the extent the liquidity situation so requires.

§ 12Assignment and Encumbrance of Shares

(1)
The assignment, the disposal(Veräusserung) and the pledging of the silent partnership share as well as the agreement on a sub-participation, the granting of fiduciary relationships, and the order of a usufructus right (Nießbrauchsrecht) require the prior written consent of the Owner. Such consent may only be withheld for important reason. Any such disposition “in rem” (Verfügung) can only be made uniformly for the complete silent participation.

(2)	The same shall apply to the assignment and the pledging of entitlements to profits and of credits.

§ 13Death of a Silent Partner

In case of the death of the Silent Partner, his heirs shall enter into his legal position. Upon the Partnerships request, the heirs shall have to evidence their inherited rights by means of a certificate of inheritance. Several heirs shall have to be represented vis-à-vis the Partnership by a joint representative. Upon request, the representative shall have to evidence his power of representation to the partnership by means of a power of attorney attested by a notary public. Except for the entitlements to profits, the rights of the heirs under this contract shall remain dormant until the evidence of the proxy right, in case of sentence 2 hereof until the submission of a certificate of inheritance.

§ 14  Termination

(1)	The silent partnership may be terminated by giving 6 months notice to the end of a fiscal year, but for the fist time as of 31 December 2007.

(2)
The right to termination for important reason shall remain unaffected; besides the reasons provided for in Sections 234 German Commercial Code(§ 234 HGB) in conjunction with Section 723 German Civil Code (§ 723 BGB) an important reason in particular is deemed to be as well:

a)	the liquidation of the Owner;
b)	the opening of insolvency proceedings against a Silent Partner;
c)	enforcements measures in partnership rights of the Silent Partner, if such measures are not cancelled again within 3 months.

§ 15Credit Balance of the Silent Partner

(1)	Upon the termination(Beendigung) of the silent partnership, the Silent Partner shall be entitled to a credit balance that shall be determined as of the day of termination.

(2)	The credit balance comprises of

a)	the balance of the deposit account, private account and loss account determined in consideration of § 9 hereof
b)	the Silent Partner’s share in the hidden reserves of the Owner in the amount of 15% of the value, however at maximum up to an amount equalling the 2 times value of the capital contribution.

If a negative amount results, such amount shall only be equalized by the Silent Partner up to the amount of a negative private account.

(3)	If the termination is not concurrent with a balance sheet date, the results of the current fiscal year shall be pro rated in means of time for the purpose of determining the account balances.

(4)
For the determination of the hidden reserves para. 2 b) all assets of the Partnership shall be valued at their current market values. In case of lack of agreement on such values, an arbitrator’s expert deployed by the competent Chamber of Commerce shall take the decision binding for both parties. If the silent partnership ends in case of liquidation of the Owner, the liquidation proceeds shall be decisive for the determination of hidden reserves.

(5)	§ 9 (2) shall apply accordingly. The compensation credit(Abfindungsguthaben) shall be adjusted by taking into account the new notices (Bescheide).

(6)
The payment of the credit balance shall be made in four (4) equal quarterly instalments, the first of which becoming due for payment three months following the termination of the silent partnership. As long as the amount of the credit balance is not yet established, an estimate of the amount of the instalments shall be made; equalisation shall be made at the time of the first instalment that becomes due for payment following the determination of the credit balance. The payment of the credit balance shall be adequately extended in terms of time, if the payment pursuant to sentence 1 would not be justified in due consideration of the Owner’s asset and earnings position. Upon termination of the silent partnership due to the Owner’s liquidation, the complete credit balance is due for payment within 3 months following its determination.

(7) The credit balance in its respective amount shall be interest bearing at a rate of 4% per annum. Interests shall be due for payment together with the last instalment.

§ 16Written Form, Severability

(1)	Changes of and amendments to this agreement shall only become effective if made in writing. There are no ancillary agreements.

(2)
Should one or more provisions of this shareholder agreement proe be invalid, such invalidity shall not invalidate the remainder of this agreement. In such case, the partners shall be obliged to replace the invalid provision by means of a resolution with a legally valid provision that achieves as close as possible the purpose of the invalid provision, in particular that what has been intended by the parties. The same shall apply, if during the execution of this agreement contractual gaps should occur.

(3)	Place of venue for all disputes arising out of this agreement shall be Kiel, to the extent this can be lawfully agreed to.

  Kiel, September 30, 2006

/s/ Birge Bargmann	/s/ Prof. Dr. Oliver Wiedow
Proteo Biotech AG	Prof. Dr. Oliver Wiedow

by Birge  Bargmann
(Managing Director) (Vorstand)